Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Amendment No.1 to Form S-1 of our report dated January 31, 2022, except for Notes 3, 4, 7 and 8 which are dated March 25, 2022, with respect to our audits of the financial statements of Redwoods Acquisition Corporation as of December 31, 2021 and January 10, 2022 and for the period from March 16, 2021 (inception) through December 31, 2021 and from January 1, 2022 to January 10, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

March 25, 2022